•	Net income for the second quarter and six months ended June 30, 2012, was $0.9 million and $0.8 million, respectively, an improvement over the $1.5 million and $2.8 million in losses recorded during the same periods in 2011.

•	Nonperforming asset to total assets were 4.03% at June 30, 2012 compared to 5.29% at December 31, 2011, and 7.66% at June 30, 2011.

•	CIB Marine’s Tier 1 leverage ratio increased to 13.80% and total capital to risk-weighted assets increased to 18.55% at June 30, 2012, compared to 13.15% and 16.93%, respectively, at year end 2011.

August 10, 2012

Dear Shareholder,

Today, we filed with the Securities and Exchange Commission our quarterly report on Form 10-Q providing a detailed analysis of our second quarter and first six months of 2012 operating results for the Company. Our results reflect the progress we have made recovering previously charged-off loans and continue to demonstrate the effectiveness of our credit management and our emphasis on controlling operating costs. The full Form 10-Q is available on our website (www.cibmarine.com). Some financial highlights for the three and six month periods ended June 30, 2012 and 2011, which illustrate our progress, include:

•	Net income for the second quarter and first six months of 2012 was $0.9 million and $0.8 million, respectively, or $0.05 and $0.04 per share; an improvement from the net losses of $1.5 million and $2.8 million, respectively, or ($0.08) and ($0.16) per share for the related periods of 2011.

•	CIB Marine’s net interest margin increased by 26 basis points from 3.51% during the second quarter of 2011 to 3.77% during the second quarter of 2012, and increased 28 basis points on a year-to-date basis from 3.57% in 2011 to 3.85% for the first six-months of 2012. The net interest margin increase in 2012 was primarily due to the improved cost and composition of interest-bearing liabilities, with an increased percent comprising lower cost non-time deposits. Although there have been improvements in the net interest margin for the first six months of 2012, elevated cash levels, low interest rates, reduced interest recoveries and declining loan assets, along with the competitive pressures on loan pricing have all had the effect of reducing the net interest margins during the second quarter of 2012 from the 3.93% net interest margin reported for the first quarter of 2012. These factors are expected to present challenges for the remainder of the year.

•	Provision reversals for the second quarter and year-to-date for 2012 were $2.7 million and $2.6 million, compared to provision expense of $1.7 million and $2.8 million during the same periods of 2011. The reductions in the provision were primarily the results of recoveries in the purchased home equity loan and the commercial real estate loan portfolio segments. Total recoveries were $3.4 million and $6.0 million for the second quarter and year-to-date for 2012, respectively, compared to $1.1 million and $1.7 million, respectively, for the related periods of 2011.

•	The allowance for loan losses has declined by $3.9 million from $16.1 million or 4.51% of total loans at December 31, 2011, to $12.2 million or 3.69% of total loans at June 30, 2012. The reduction was due primarily to charge-offs recorded during the second quarter of 2012 that previously were specifically reserved for, including a $2.0 million charge-off from a single relationship. The charge-offs during the second quarter of 2012 largely explain a reduction of $3.7 million in the specific reserve component of the allowance for loan losses.

•	Asset quality measures continued to show signs of improvement. However, we are wary of our ability to make progress along the same trends experienced over the past few years due to the slowdown in national and local economies. Substandard non-accrual loans have declined from $19.2 million to $11.5 million from December 31, 2011 to June 30, 2012. During the same period, substandard accrual loans improved by a lesser amount, declining from $25.9 million to $20.4 million. This latter group of loans represents those most vulnerable and likely, compared to all other loans, to migrate to a non-accrual status in the future. The nonaccrual loans to total loans ratio improved to 3.61% at June 30, 2012 compared to 5.48% at December 31, 2011, and 9.11% at June 30, 2011. The nonperforming assets to total assets ratio fell to 4.03% at June 30, 2012, compared to 5.29% at December 31, 2011, and 7.66% at June 30, 2011.

•	A loss of $1.0 million was reported in noninterest income for the second quarter of 2012 compared to income of $0.2 million during the same period of 2011. The loss was the result of a decision to sell, at a future date, $11.2 million or all of CIBM Bank’s non-investment grade non-agency mortgage backed securities. The related transfer of the securities to a trading account resulted in recognizing $1.3 million of additional other-than-temporary impairment expense as these securities were written down to their fair value.

•	Noninterest expense was $5.4 million for the quarter ended June 30, 2012, compared to $5.3 million for the quarter ended June 30, 2011. Decreases in occupancy and premises, data processing and professional services were offset by increases in write-downs and losses on assets, and compensation and employee benefits expenses. Total noninterest expense decreased $0.6 million, from $11.0 million for the six months ended June 30, 2011, to $10.4 million for the six months ended June 30, 2012. The decrease was due to decreases in occupancy and premises, data processing, FDIC insurance and professional services offset by increases in compensation and employee benefits costs. During the first six months of 2012, write-downs and losses on assets consisted of $0.8 million of OREO and $0.3 million of fixed assets compared to $0.9 million and $0.1 million, respectively, during the first six months of 2011.

•	Capital positions strengthened at June 30, 2012 compared to December 31, 2011. CIB Marine’s Tier 1 leverage ratio increased to 13.80% and total capital to risk-weighted assets increased to 18.55% at June 30, 2012, compared to 13.15% and 16.93%, respectively, at year end 2011. CIBM Bank’s Tier 1 leverage ratio increased to 11.52% and total capital to risk-weighted assets increased to 15.71% at June 30, 2012, compared to 10.93% and 14.26%, respectively, at December 31, 2011.

Our results in the second quarter of 2012 continue the progress that we reported for the full year of 2011 and for the first quarter of 2012.  We are making steady progress in resolving problem assets which reduces the level of the allowance for loan losses, and in recovering monies related to previously charged-off loans. These actions were the major reasons we were able to report a profit this quarter.  There can be no assurances though, of future recoveries in the purchased home equity pool. We have substantial reason to doubt our ability to collect more due to the asset seller’s recent bankruptcy filing, although we continue to monitor the case and will take action to protect our recovery claim to the extent permitted by law. However, the impairment loss on non-investment grade non-agency mortgage backed securities transferred to the trading account is also not expected to be repeated.

We continue to have solid results from our customer initiatives in both our commercial and retail businesses. At the same time we are faced with very competitive loan markets.  As we resolve our problem assets, particularly in our legacy markets of Florida and Arizona, we will be able to expand our loan portfolio. However, as we have seen over the past several years, this process takes some time. This is particularly true in light of the weak economic recovery, but also because of our emphasis on thorough credit underwriting. We also continue to make strides in improving our operating expenses across a number of areas. The recently announced closure of our East Peoria branch was in part driven by expense considerations but also as a part of a broader strategic review of our business.

We expect this to be the last of our filings with the Securities and Exchange Commission based on our previously announced decision to deregister our common stock. CIB Marine intends to continue to provide shareholders with financial information on a quarterly and annual basis through our website: www.cibmarine.com. In addition, both the Company and the Bank will continue to be examined periodically by banking regulators and provide quarterly financial reports to the Federal Reserve and the FDIC, as required, and available at www.ffiec.gov and intends to continue to meet all applicable auditing standards for a regulated financial institution. CIB Marine’s stock is currently quoted at the OTCQB market tier on the OTC Market, and although CIB Marine can provide no assurance that its common shares will continue to be quoted at the OTCQB market tier, deregistration does not disqualify our shares from being quoted on the OTCQB market tier.

As always, our success is the result of the hard work of our employees and the trust our clients place in our Company to provide them with banking services.

Sincerely,

Chuck Ponicki
President and Chief Executive Officer

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2011, and in other SEC filings subsequent to December 31, 2011.